EXHIBIT F


                                December 19, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          RE:  NISOURCE INC., ET AL. - FILE NO. 70-10169

Ladies and Gentlemen:

          We have acted as special counsel for NiSource Inc. ("NiSource"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and certain of its subsidiaries in connection with the preparation and filing of the Application-Declaration on Form U-1 (the "Application") under the Act in the above-referenced proceeding. This opinion is being delivered at the request of NiSource and its subsidiaries in connection with the Application.

          In the Application, NiSource and its utility and non-utility subsidiary companies named in the Application (collectively, the "Applicants") are requesting authorization for the period through December 31, 2006, as more fully described in the Application, for: (i) the issuance and sale by NiSource of common stock, preferred securities, equity-linked securities and long-term and short-term debt securities, (ii) the issuance and sale by Columbia Energy Group ("Columbia") of additional shares of common stock to NiSource and short-term debt securities to NiSource Finance Corp. (or to another financing subsidiary of NiSource) or to unaffiliated lenders, (iii) the issuance and sale by Columbia Gas of Maryland, Inc. ("Columbia Maryland") of common stock and long-term debt securities to Columbia, (iv) intrasystem loans to less than wholly-owned non-utility subsidiaries of NiSource at interest rates and maturities designed to provide the lending company a return of not less than its effective cost of capital, (v) continuation of funding of and loans to and borrowings from the NiSource system money pool, (vi) the issuance of guarantees and other forms of credit support by NiSource (or another financing subsidiary of NiSource), Columbia, and NiSource's non-utility subsidiaries, (vii) the entering into of interest rate hedging transactions by the Applicants, (viii) changes to the authorized capitalization of any subsidiary, (ix) the organization of one or more financing subsidiaries and intermediate subsidiaries, (x) the reorganization and consolidation of non-utility subsidiaries, (xi) expenditures on preliminary development activities relating to potential new investments in non-utility companies, (xii) an exemption from the "at cost" standard under Rules 90 and 91 as applied to the sale of goods and services among the non-utility subsidiaries, (xiii) non-utility subsidiaries to engage in certain business activities outside the United States, (xiv) the payment of dividends and/or reacquisition of outstanding securities held by associate companies out of capital and unearned surplus by Columbia and by non-utility subsidiaries, and (xv) the allocation of consolidated income tax


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Securities and Exchange Commission
December 19, 2003
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liability among NiSource and its consolidated subsidiaries pursuant to an agreement that does not conform in all respects with the requirements of Rule 45(c) (collectively, the "Proposed Transactions").

          As such counsel, we have examined original, certified or conformed copies of all such corporate records, agreements, instruments and documents and have made such other investigations as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid instruments and documents.

          The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

          (a) The Proposed Transactions have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the boards of directors of NiSource and the other Applicants.

          (b) The Securities and Exchange Commission (the "Commission") has duly entered an appropriate order with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations under the Act, and the Proposed Transactions are consummated in accordance with the Application and that order.

          (c) The Applicants have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          (d) No act or event other than as described in this letter has occurred subsequent to the date of this letter that would change the assumptions and conditions expressed above.

          (e) As to the due organization of Kokomo Gas and Fuel Company, Northern Indiana Fuel and Light Company, Inc., Bay State Gas Company and Northern Utilities, Inc., the opinions of local counsel for such Applicants on which we have relied are correct; and, as to the due organization of Columbia and its subsidiaries, the opinions filed as Exhibits F to the Applications-Declarations on Form U-1, as amended, in File Nos. 70-8925, 70-9129 and 70-9359) are correct. The representation and warranty of Columbia as to the due organization of each of its subsidiaries in Section 5.1(a) of the Agreement and Plan of Merger, dated as of February 27, 2000, as amended and restated as of


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Securities and Exchange Commission
December 19, 2003
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March 31, 2000, among NiSource Inc., an Indiana corporation ("old" NiSource),
Columbia, NiSource and related subsidiary corporations is correct.

          (f) The consummation of the Proposed Transactions is conducted under our supervision and all legal matters incident thereto are satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which we are not admitted to practice, as we may deem appropriate.

          Based on the foregoing, and subject to the qualifications and assumptions set forth in this letter, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application and the Commission's order:

          1. All State laws applicable to the Proposed Transactions will have been complied with;

          2. The Applicants are each validly organized and duly existing; the stock to be issued by the Applicants in accordance with the authorizations requested in the Application will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto; and the debt securities to be issued by the Applicants in accordance with the authorizations requested in the Application will be valid and legally binding obligations of the respective Applicants, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

          3. The Applicants will legally acquire any securities or assets for which authorization is requested in the Application, including but not limited to the equity securities of any new financing subsidiary or intermediate subsidiary; and

          4. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by NiSource or any associate company thereof.

          Except for paragraph 1, the law covered by the opinions expressed herein is limited to the laws of the State of Indiana, the Delaware General Corporation Law and the federal securities laws of the United States of America. To the extent that the opinion expressed in paragraph 1 is based upon the laws of other states, we will obtain and rely upon opinions, in form satisfactory to us, of other counsel qualified to practice in jurisdictions in which we are not admitted to practice, as we may deem appropriate.


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Securities and Exchange Commission
December 19, 2003
Page 4


          We consent to the filing of this opinion letter as Exhibit F to the Application. The opinions expressed in this letter are intended solely for the benefit of the Commission and may not be relied upon for any purpose by any other person.

                                          Very truly yours,

                                          SCHIFF HARDIN & WAITE


                                          By: /s/ Peter V. Fazio, Jr.
                                                  -------------------
                                                  Peter V. Fazio, Jr.